Exhibit 99.1

APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
•	MANAGEMENT DISCUSSION SECTION
Operator: Good morning, and welcome to APAC’s Fourth Quarter 2010 Earnings Conference Call and Webcast. This call is being recorded.
At this time, I would like to turn the call over to Ms. Harriet Fried of LHA. Please go ahead, ma’am.
Harriet C. Fried, Senior Vice President/ New York Office, Lippert/Heilshorn & Associates
Good morning, and thanks for joining us for APAC Customer Services earnings call. The company issued a press release yesterday afternoon containing financial results for the fourth quarter of 2010. This release is available on APAC’s website as well as on various financial websites. Company representatives on today’s call are Kevin Keleghan, President and Chief Executive Officer and Andrew Szafran, Senior Vice President and Chief Financial Officer.
Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010 and its quarterly reports on Form 10-Q for the fiscal quarters ended April 4, 2010, July 4, 2010 and October 3, 2010 discuss some of these factors.
The company’s forward-looking statements speak only as of today’s date. To supplement the company’s consolidated financial statements, APAC uses certain measures to find its non-GAAP financial measures by the SEC including EBITDA and adjusted EBITDA, a reconciliation of these results to GAAP is attached to yesterday’s earnings release and additional information can be found in APAC’s Annual Report on Form 10-K and for the fiscal year ended January 3, 2010 and in its subsequent filings on Form 10-Q.
The company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website. The presentation can be viewed in the webcast section of APAC’s IR website by clicking on the link shown under the title of today’s event. It will also be posted under Investor Presentations after this call.
With that introduction, I’d like to turn over the call to Kevin Keleghan. Go ahead please, Kevin.
Kevin T. Keleghan, President and Chief Executive Officer
Thank you, Harriet, and I want to thank everyone for joining us on our fourth quarter conference call. I’m starting to feel like a veteran now that I’ve been at APAC for five full months, and I continue to feel very good about the long-term prospects of our company. APAC had a very good 2010.
During last quarter’s call, we lowered our guidance for the year from $0.42 to $0.41 earnings per share due to some slower than planned new client ramps and some softness in the telecom sector. However, we’ve finished the year strong and delivered $0.42, which was at the low end of our original guidance, after adjusting for the $0.02 charge for the CEO change. Adjusting for the extra week in 2009, our top line grew 13.5%, which really outpaced the rest of the call center industry. For 2011, we expect top line growth to be in the high single digits and EPS of $0.47 to $0.49.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
We were especially pleased with the strong growth in our non-telecom industry verticals, which averaged approximately 22%, again adjusting for the extra week. Of particular note, healthcare, media and business services were strong contributors. Also noteworthy is the fact that we’re expanding into technology and financial services.
Since we were intentionally looking to increase the diversity of the industries we serve, we were very encouraged to be growing in multiple sectors. In contrast, we have faced some strong headwinds in the communications vertical, which historically has been one of our strengths.
The communications vertical was down approximately 2% for APAC in 2010, once again adjusting for the extra week, due to lower industry volumes, increased competition, and excess capacity in their call center network. We have seen our communications client significantly increase their outsourced service capacity during the past year in anticipation of demand for new product launches. This increase in capacity results in the dilution of our call volumes for the steady-state business prior to these new product launches, which has resulted in the decline that we experienced.
In addition, despite new product launches during the past year, call volumes are still soft, which challenged us in 2010. We anticipate this trend to continue for the next couple of quarters, while the excess capacity in this sector is rationalized. Since our performance for our clients continues to be top-notch, we anticipate regaining market share as capacity is stabilized.
Furthermore, the recent addition of a major new wireless client gives us optimism for growth during the second half of the year in the communications vertical. You will also note that we were down in the travel sector, but I’d point out this is one of our smallest markets.
So despite the headwinds that we’re facing with the communications vertical, we anticipate growing this market in the second half of the year and intend to post strong growth in the rest of our business throughout the year.
I am now going to turn the call over to Andrew Szafran, our Chief Financial Officer, to provide additional detail on our results for the quarter. Following Andrew’s discussion, I will add some more commentary. After that, we’ll open the call for questions. Andrew?
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thank you, Kevin. As you stated, we posted a solid fourth quarter and came in just ahead of our guidance in both our revenue and our earnings per share. So we’re now on page seven of the presentation.
All of our quarterly comparisons are difficult to make because of two overall factors that you have to keep in mind when reviewing the numbers. First, we had an extra week last year, which was worth $6 million in revenue, $0.9 million in gross profit, and $0.4 million in IBT.
Second, we had a $23.8 million tax benefit from reversing an allowance against our deferred tax assets. All of our reporting is presented on a GAAP basis, but we also include certain supplemental non-GAAP calculations and information, both in our earnings release and in our 10-K, which we believe helps enhance understanding.
Fourth quarter 2010 revenue of $86.4 million was up 1% from the fourth quarter of 2009, but 8.7% without last year’s extra week. Gross margin registered at 19.4%, reflecting the increased costs of bringing new facilities online and the investment that we’ve made ramping up new business. Net income for the quarter was $6.3 million and $0.12 per share.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
I’d now like to move to page eight, which shows how APAC performed on a full year basis. Our top line was up 11%, which would be 13.5% without the extra week in 2009. Our gross margin was down 1.3%, again reflective of the startup costs associated with the ramping of new business. IBT or pre-tax profit was 10.4% of sales as reported, but 11.6% excluding the litigation settlement, CEO transition related severance, and options acceleration that we’ve talked about earlier this year. So this adjusted rate of 11.6% is a 0.5% above the midpoint of what we’ve spoken about before, our expected operating range of 9% to 13%.
We generated net income of $22.9 million or $0.42 per diluted share, and just ahead of the guidance we provided in November. Adjusted EBITDA was $49.4 million and is a 15.1% return on sales. Cash on hand of $41.4 million is a $21 million improvement in our cash position from a year ago.
Capital expenditures were $6.6 million for the quarter and $12.3 million for the year, as we continued investing for new business. We repurchased approximately 871,000 shares at an average cost of $5.60 for the year, with 711,000 shares purchased in the fourth quarter. Our DSO was 55 days for the quarter, which is well on the high side of our normal expectation, but we do tend to increase our receivables at year-end.
Regarding taxes, our book effective tax rate for the year was 32.8%. Cash taxes ran at a lower rate of 3% due to our NOL carryforward and other tax credits as we have also explained previously.
So moving on to page nine. This contains details of our 2011 guidance in the same format as we’ve presented last year. So first we show summary results for 2008 and ‘09, adjusting both of those years for tax expense and adjusting the latter for the impact of the 53rd week. Next, we show our results for 2010. And then in the last two columns we provide a low-to-high range of expected revenue and earnings for 2011.
So with my review of the numbers completed, I will now turn the call back over to Kevin.
Kevin T. Keleghan, President and Chief Executive Officer
Thank you, Andrew. During 2010, we achieved our goal of signing at least eight new logo clients. We need to respect the confidentiality of our clients, but the following are descriptions of these important new clients: one of the largest media companies in Canada; a leading provider of business solutions in the U.S.; a growing Regional Bell Operating Company; a leader in satellite based network communications; a leading distributor of healthcare products to medical and dental practitioners; one of the top three wireless providers; a leading web technology firm; and a mortgage title processing company.
We also made good progress growing two important clients signed late in 2009 that are clearly two of the leading innovative technology, digital media and entertainment providers in the world. All of these signings have contributed towards achieving our goal of strengthening our leadership positions and enhancing the diversity of the markets we serve.
During our last call, I told you that one of our major objectives, based on the request of our client, was to expand our global footprint. We’re very pleased to announce the opening of a new call center in Montevideo, Uruguay. We will be opening this center with a major new client in the technology security industry. And all parties are excited about this new partnership.
Montevideo will be a great location for APAC. It has a very stable government, a great workforce with multilingual capabilities, and will be a cost effective solution for our clients. We will continue to work with our clients to identify talent around the globe to give them an exceptional customer experience.
Operator, you can now open up the lines for questions.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
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•	QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from Dave Koning of Robert W. Baird. Please go ahead.
<Q — David J. Koning>: Hey, guys. Good job.
<A — Kevin T. Keleghan>: Thank you.
<Q — David J. Koning>: Yes. So, I guess first of all just on the gross margins, you’ve done a good job explaining kind of from ‘09 to ‘10 how gross margins have come down a little bit as you invest. I’m just wondering as we look into 2011 as we look at some of the factors like the new facility, the ramp ups of some new clients, the peso, I think it’s strengthened a little bit. But then also you’re getting benefits from leveraging that some of these new clients have ramped and have gotten bigger. So maybe you can just talk about some of the puts and takes of how you see gross margin playing out over the next year or two?
<A — Andrew B. Szafran>: Hey, Dave. It’s Andrew. I think you’ve seen us over the last couple of year’s kind of flux between the 19% and 24%, 19% being when we’re heavily investing operationally and 24% when we’re really kind of running on all cylinders. I’d say based on all the factors you note there, our guidance contemplates us running overall for the year between 21% and 22%.
<Q — David J. Koning>: Okay. And did I hit most of the main ones? I mean, is there anything else when you just think about other than kind of client and facility ramps, peso stuff, and then just normal leverage?
<A — Andrew B. Szafran>: No, I think you pretty much hit it there. And while you bring up the peso, it’s probably a good point to remark on that that we do think that we’re going to see about a penny per quarter in headwind from appreciation in the peso. We are well hedged, but I’ll add to the fact that we were very well hedged in 2010. So at the current time we’re close to 60% hedged in our expenses, and we’re hedged at a rate of just over 45, which is about 2 pesos favorable. But that is about 52% of our expenses.
<Q — David J. Koning>: Okay. Okay. Peso related costs are 52% of your Philippine?
<A — Andrew B. Szafran>: No, I’m saying we’re hedged 52% of our Philippines related expenses.
<Q — David J. Koning>: Okay. Okay. Now that’s helpful. And then how do you see just with Verizon — picking up the iPhone, how do you see that playing out for you guys? And then I guess separately from that just the tax rate, both cash and reported for 2011?
<A — Andrew B. Szafran>: Let me do the tax rate first since that’s easy. Okay. So what we’re saying right now is 34.1% for ‘11 and 35.5% for 2012. That’s our book rate. And you know we’ve been running favorable on cash, but that’s going to start to converge. Okay. 32.8% was a very nice favorable rate in 2010 where we took advantage of a lot of tax credits related to worker training and higher credits. So that’s why we ran a little favorable in 2010, okay. So I think Kevin will talk about your Verizon question.
<A — Kevin T. Keleghan>: Yeah. Dave, I think in response to your Verizon question, I think we have to be a little careful about talking about individual clients. But I’d say in general what we’re seeing in that sector is very similar behavior with all our clients which is, let’s really make sure that we put a lot of capacity into our network in — to get ready for new product launches that we’ve seen over the past year.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
And what we’ve realized is, they’re putting too much capacity out there in anticipation versus what’s actually coming out. Now, what we’ve been doing is making sure that we’re focused much more on the steady-state growth and not chasing, bringing up new call centers for a product launch that then dies down after a couple of months and then you’re stuck with an empty call center.
And so our focus is much more on that, developing the partnership, the steady growth — with their steady growth. And so in general, in any product launch we get a little bit of the benefit. But we’re not going to have as many extreme peak and valleys as a result because we’re not going to bring up a brand new call center just for a single product launch.
<Q — David J. Koning>: Yeah. Okay. Great. Thank you.
<A — Andrew B. Szafran>: Thanks, Dave.
Operator: Our next question comes from Howard Smith of First Analysis. Please go ahead.
<Q — Howard Smith>: Yes. Good morning, gentlemen. Congratulations on a solid year. A few questions. First of all, with the communications background you just gave us, do we still expect the normal strong first quarter seasonally in terms of you’ve had a lot of healthcare and things that kick in, or are there kind of developments with some of these new customers that will flatten out some of that Q1 seasonality?
And then I’ll just ask them all first and let you get back — customer concentration, I know that will come out in the K, I wonder if we can get a preview of your 10% customers at this time? And lastly, the new Uruguay facility. It sounds like that is for a new customer that’s not part of this eight new logos signed this year. But if you could just let us know if that’s the case and what kind of size you initially expect to launch that facility with?
<A — Andrew B. Szafran>: Okay, Howard. So three questions and we’ll make sure that we answer all three of your diverse questions. But first, talking about seasonality into Q1. Yes, we expect to be less seasonal. I mean, normally the last couple of years we’ve had a big increase due to seasonality in Q1 and we have two factors which will lessen that seasonality. Number one is the telecom vertical that we’ve spoken about here. So that’s going to be a tough comp for us. Kevin did mention the first two quarters we really expect to have continuing headwinds there. But we do expect to be up in the vertical for the year, okay.
Secondly, you did mention healthcare. And Kevin can give some more color on this, but we just did a resigning of one of our major, extremely important clients. One component of that agreement is that we are going to be lessening our seasonality. So we’re going to be getting a lot more steady-state work throughout the year. And along with that is some price concession so that it’s a win-win for everybody, but a consequence of that is that there will be less of a peak and valley. So less of a peak in Q1 and Q4 and much more of a steady-state, and far less of a decline in Q2 and Q3.
So overall on the numbers, I would expect Q1 to be — from a top line perspective to look very similar to last year. Okay?
<Q — Howard Smith>: Okay.
<A — Andrew B. Szafran>: So the Second question?
<Q — Howard Smith>: It was the customer concentration, 10% customers for the year?
<A — Andrew B. Szafran>: Yeah. We’re going to be giving our — releasing the 10-K shortly.
<Q — Howard Smith>: Okay.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Andrew B. Szafran>: And that’s going to have all that information in there for you.
<Q — Howard Smith>: That’s fine. And lastly on Uruguay, just — is that for a new customer and what’s the — is it like a 500 seat or is it like Dominican Republic, is it per seat or how are you doing that?
<A — Andrew B. Szafran>: Well, it’s not like the Dominican Republic because this is a new greenfield site for us. It is a new client, so it’s not in the eight that were mentioned. And we have a lot of additional client interests both with existing and with new logos. But it’s not going to — what did you mention initially, like how many seats?
<Q — Howard Smith>: Well, the facility itself has capacity for what? Is it — if it were fully build out, is it a 1,000 seat facility capability or 500 before you’d have to rent more or build out — buy more space?
<A — Andrew B. Szafran>: Okay. It’s going to be built out in three phases.
<Q — Howard Smith>: Okay.
<A — Andrew B. Szafran>: And those three phases contemplate about 650 seats...
<Q — Howard Smith>: Perfect. Okay.
<A — Andrew B. Szafran>: ...initially, and this is all in phase one. So they’re roughly equivalent.
<Q — Howard Smith>: Great. Thank you so much.
<A — Andrew B. Szafran>: Okay.
Operator: Our next question comes from Matt McCormack of BGB Securities. Please go ahead.
<Q — Matthew J. McCormack>: Hi, good morning. So given the guidance for the year, I mean that implies that your growth rate will have contracted for, I guess, the last three years, and I know you called out the telecommunications vertical. But in light of an improving industry higher volumes, should we expect after this year, revenue growth to start to reaccelerate? And I guess what do you kind of look at as your three to five-year growth target?
<A — Andrew B. Szafran>: So Matt, two things there. One is realize that despite the headwind there we are growing double-digit in the rest of the business, and there’s always going to be puts and takes. But I would say that our long-term growth targets are to be in the high single-digits at this point. We don’t have a tremendous amount of visibility beyond the next 12 months to 18 months.
<Q — Matthew J. McCormack>: Okay.
<A — Andrew B. Szafran>: Okay. And we’re also, you have to realize, coming from a much stronger base than some of our competitors that really contracted over the last two plus years.
<Q — Matthew J. McCormack>: Okay. In terms of — you did buyback shares in the quarter and I know you’ve talked about M&A as a focus. There have been a few smaller deals that have gone off, and I guess what kind of criteria are you looking for and how come you haven’t been a bit more active in that area?
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Kevin T. Keleghan>: Yeah. Hey, Matt, it’s Kevin. I think it’s kind of early in our planning process. On the stock — start it again, stock buyback side, we’ll continue to be opportunistic. On the potential M&A type activity we did some planning in the Q4 to really understand where we want to take the company based on a lot of input from our clients. The criteria we’re looking at is pretty obvious, things like increasing our global footprint is very critical given the fact our clients are asking us to grow with them outside of U.S. and Philippines is one.
Number two would be to be opportunistic in new verticals. We’ve been breaking into new verticals like financial services and technology. If we can accelerate that a little bit that would be wonderful. Number three, you always want to make these accretive to earnings. And then four, clearly look for an opportunity to grow pro-scale. So that’s what we’re focused on. And as I mentioned, it’s early in the process. We’re serious about this and we’re well positioned to take advantage of this going forward.
<Q — Matthew J. McCormack>: Okay. And Kevin, you’ve been in — I guess you’ve been in place full five months. I mean, do you feel as though you have the management team that you need already in place or are there — is there areas that you’re looking to add?
<A — Kevin T. Keleghan>: I feel very good about the management team. I knew the management team for a year before I joined since I was on the Board of Directors, and it was one of the attractions. You like joining winning teams. The results were good and it was a very strong management team.
So do I see major changes? No. Do I look for upgrade opportunities, probably more where we find gaps in the organization in skill sets, of course. But this is a very good team. The results have spoken for themselves over the last couple of years and that’s why we’re optimistic going forward.
<Q — Matthew J. McCormack>: Sure. And then in terms of Uruguay, was that country dictated by the client or did you — I mean, was that suggested by you kind of open-endedly I guess, if you will?
<A — Kevin T. Keleghan>: Yeah, it really was our choice. We wanted to look for opportunities in Latin America. There’s a lot of markets that are a little saturated at this point. There was some initial request by a handful of people about Portuguese language, which we found there. And then as we really did our homework, we were pleasantly surprised with the amount of multilingual language in Montevideo. So I mentioned the criteria before why we chose it, but it was our choice based on general inquiries from a couple of prospects and clients.
<Q — Matthew J. McCormack>: Okay. Thank you.
Operator: Our next question comes from Robert Riggs of William Blair & Company. Please go ahead.
<Q — Keane McCarthy>: Yes. Hi, guys. This is actually Keane McCarthy in for Rob. Just quick couple of questions. You guys have mentioned looking to do more back office work and additional complementary services. Maybe any details you’d like to share on types of projects that you’ve been doing there? And then how much of your current revenue is coming from these types of engagements, and kind of where should we expect that trend to go moving forward?
<A — Kevin T. Keleghan>: Yeah, Keane. Basically, the type of projects we’ve been getting, one or two stand-alone projects, the mortgage processing one that I discussed earlier, is clearly a back office one. One of the technology firms that we discussed also is a back office function. We’re also making a concerted effort to integrate it more into our general sales process. So a lot of cross training with our entire sales organization to make sure that we look for opportunities in — with existing clients in RFPs. Andrew before talked about the medical one where there were peaks and valleys and lot more steady-state. And part of that steady-state improvement was picking an awful — picking up a lot of back office support for somebody who we were already doing a lot of call center work for.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
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<Q — Keane McCarthy>: Okay. And then, Kevin, given your background in the financial services industry and the large adjustable market there. Maybe if you could comment on kind of the traction that you’ve been seeing, and then also kind of talk about the sales force? Have you needed to make any notable changes as you look to address the different verticals?
<A — Kevin T. Keleghan>: Yeah, a great question. The fact of the matter is that we’re starting to make a lot of inroads in financial services. I mean, as you mentioned, given my background I have a lot of contacts and we’re talking to them a little bit more heavy in the credit card space or credit card support space, and it’s basically because that’s where the volume is versus other areas.
I think the timing’s good because a lot of those companies are starting to come back. Their credit losses are down, their earnings are up. And it might sound counterintuitive, but as things get a little bit better, they start pursuing outsourcing a little bit more aggressively than they have in the past. I think the sector macroeconomics are going to be good for us.
We have a lot of conversations there. Haven’t made any additions to the sales team at all, that was something that was in process while I was on the board. Our sales leader Chris Crowley has beefed up that team nicely over the last 18 months, including some people with financial services background and connections. So I think we are well positioned.
<Q — Keane McCarthy>: Great. Thank you, guys.
Operator: Our next question comes from Michael Kim of Imperial Capital. Please go ahead.
<Q — Michael Kim>: Hi, good morning, guys. You talked a little about building out your global footprint and your multilingual capabilities in the past. What do you think in terms of expanding in Europe or with the buildup in Uruguay, are you looking increasingly at Latin America? Thanks.
<A — Kevin T. Keleghan>: Good question. Montevideo actually will hit both. We started out there looking for Portuguese and bilingual and then found a substantial amount of European language there. So there is actually one or two of our current clients that we’re talking about potential projects to support European work.
They’re U.S. based clients with European operations, and we’re having some serious conversations about supporting some of their European operations out of Montevideo. Obviously we’re always looking at the next great markets. And so we’re looking worldwide and looking for various criteria. And that’s what we do.
We find markets. We get them ready. We’re very good at just-in-time inventory. Montevideo is a great example of where we’ve made minimal investments in the market as we were talking to multiple clients and prospects. And right around the time we really needed to make bigger commitments was when we had a client stand up and say, I want to go in there, and it’s worked out very nicely for us.
<Q — Michael Kim>: And then specifically at Montevideo, are you anticipating ramping up those investments through the balance of the year, and what that — what could that look like?
<A — Andrew B. Szafran>: Yeah. Michael, I mean, we’re going to invest in it as we grow the business. So we’ve divided it into three phases and we can move more quickly if the demand is there or move along a more steady pace.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
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<Q — Michael Kim>: And then just one quick question for you. The DSOs, do you have, I guess, an objective or a target range exiting the fiscal ‘11 then?
<A — Andrew B. Szafran>: Well, exiting ‘11, I think it’ll be up. In general, we try to run in the mid-to-high 40s. And that ticks up a couple of points at year-end, maybe into the low 50s.
<Q — Michael Kim>: Okay. Great. Thank you very much.
<A — Andrew B. Szafran>: Thanks, Michael.
Operator: [Operator Instructions] Our next question comes from David Cohen of Midwood. Please go ahead.
<Q — Dave Cohen>: Hey, guys. As you look at the range of [inaudible] the guidance that you’ve given, particularly on the revenue side, how would you describe the degree to which that business is pacing or even sold? And is it a matter or ramping already sold business versus new business you have to win and implement? So if we look at the delta versus $20 million to $24 million, how much of this business you haven’t yet basically booked?
<A — Andrew B. Szafran>: If you’re asking for our degree of confidence, all of that’s in the mix. I mean, it includes both ramps of what we’ve got and what we know very well. And it also includes closing of certain amount of business and winning a certain amount of new client business that’s further out. So I wouldn’t characterize it as extremely conservative and I wouldn’t characterize it as extremely optimistic either. I think it’s a very solid case.
<A — Kevin T. Keleghan>: And in any given year, the vast majority of the growth that we have built in the plan just by nature is coming from existing clients or recent signings. So —
<Q — Dave Cohen>: And if you look at the new logos that you’ve won, what kind of — if you get to the type of expected volumes that were built in when you won that business, how much incremental revenue over 2010 do you think that would provide?
<A — Kevin T. Keleghan>: I’m not sure I understand the question.
<Q — Dave Cohen>: I assume there are some of those logos that are not yet at their sort of full run rate. So if you got to that full run rate, how much incremental revenue would that represent just building on the current new clients that are sort of not yet optimized?
<A — Kevin T. Keleghan>: Yeah. I mean, the quick easy answer is, with the new logos that we booked in 2010, none of them are close to the run rate we hope to get some day, especially since many of them were booked in the second half of the year. And typically a lot of the new logos that we’ve booked start out with a relatively small program as they get to know you sort of thing. And then we’re almost always performing well — very well out of the gate, and then we grow pretty rapidly after that.
It’s hard for me to say what’s the full potential of these accounts. It comes down to performance. And since our strategy has been to go after very large potential accounts, leaders in the industry sectors, it could take years for us to really hit the majority level because they have enormous potential.
<A — Andrew B. Szafran>: Right. And that’s one of the toughest things, David, that we have visibility to. We’ve got a lot of great things going on. But exactly the timeline of month-to-month, quarter-to-quarter, as to how quickly we’re going to able to reach that potential, we have uncertainty.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
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<Q — Dave Cohen>: Okay. Thank guys.
Operator: Our next question comes from Josh Vogel of Sidoti & Company. Please go ahead.
<Q — Josh Vogel>: Thank you. Good morning, Kevin and Andrew. I just wanted to build off this last question here. I’ve seen a few of your competitors have some trouble getting newer client programs off the ground, whether it’s just delays or lower volume requirements. And I know you were just talking about new logos for 2010. But I believe you signed the eight logos in ‘09, I was wondering if those programs were fully up and running and meeting your expectations?
<A — Andrew B. Szafran>: Well, Josh, we signed them throughout 2009, and I would say it’s a mixed bag. Some are exceeding and doing better than we had laid out, and some are a little slower. I’d say that our performance across the board is good, to very good, to well above that level. And it’s just a matter of continuing to win workstation and additional lines of business on top of it that will translate into solid revenue growth.
<Q — Josh Vogel>: Okay. And I am sorry, I may have missed it, but just a couple of quick housekeeping. Did you give out CapEx expectations for 2011?
<A — Andrew B. Szafran>: We didn’t give that out specifically. I mean, historically we’ve been running at about 4% of revenues and I think that that’s a good modeling amount to use.
<Q — Josh Vogel>: Okay. Great. And just lastly, how many shares do you have remaining on the buyback program?
<A — Andrew B. Szafran>: Well, we authorized 5 million. And we’ve purchased as of the end of the year just under 1 million, and we’ve continued to purchase since year end.
<Q — Josh Vogel>: Okay. Great. Thank you.
Operator: I’m showing no further questions at this time, and I’d like to turn the call back over to Mr. Kevin Keleghan, for any closing remarks.
Kevin T. Keleghan, President and Chief Executive Officer
Thank you, operator. We’ll close by once again saying thanks to everyone for joining us this morning. APAC is a results oriented company focused on delivering excellent customer experiences to our clients and great results for our shareholders.
We’re especially grateful for the work our clients trust to us — and for the dedication for all the people who comprise our APAC team. We thank you for your participation and interest. We look forward to our next call, where we’ll be sharing results for the first quarter.
Operator: Ladies and gentlemen, that does conclude today’s conference. You may all disconnect, and have a wonderful day.
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APAC Customer Service, Inc.	APAC	Q4 2010 Earnings Call	Feb. 18, 2011
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